Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY AND PROVIDES UPDATE ON DELAY IN FILING OF 10-K.

TREVOSE, PA – March 16, 2017 — StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced that it had entered into an amendment to its revolving credit agreement. The amendment provides for an extension of the deadline by which the Partnership is required to deliver to its lenders the Partnership’s audited financial statements for the year ended December 31, 2016 to July 15, 2017, with the unaudited financial statements for the quarter ending March 31, 2017 now being required to be delivered no later than forty-five (45) days after the date on which the Partnership delivers the 2016 Financial Statements. The Partnership agreed to provide unaudited monthly financial statements to its lenders until the audited 2016 financial statements are delivered.

The amendment also provides for an increase in the Partnership’s maximum Consolidated Leverage Ratio from 4.00:1.00 to 4.25:1.00 through the period ending September 30, 2017, after which the maximum Consolidated Leverage Ratio reverts to 4.00:1.00, subject to the Partnership’s right to increase that ratio to a maximum of 4.25:1.00 in connection with the consummation of certain acquisitions. The Partnership may continue to declare and pay regularly scheduled quarterly distributions to unit holders as long as no default exists.

Larry Miller, President and CEO of StoneMor commented, “We are grateful to our lenders for their support as we work to address the issues that caused us to delay the filing of our financial statements. We are correcting these legacy control issues and this amendment provides us with the needed time to get this accomplished properly. The financial flexibility provided by the amended Consolidated Leverage Ratio will also greatly assist us as we continue to execute our growth strategy.”

The Partnership previously filed a Form 12b-25 on March 2, 2017 to extend the due date for its 2016 Form 10-K to March 16, 2017. In light of the procedures being undertaken in connection with the review of the Partnership’s historic reporting of cemetery revenues, net of associated direct costs, and deferred revenues, the Partnership believes it is likely that its review will not be completed in time for it to file the 2016 Form 10-K by March 16, 2017. As a result, the Partnership expects to receive a notice from the New York Stock Exchange (the “Exchange”) that lists the procedures with which it must comply to correct this filing delinquency. These procedures will include the Partnership contacting the Exchange to discuss the status of the 2016 Form 10-K. Although the Exchange’s guidelines provide for an initial six-month period in which to cure the filing delinquency, the Exchange reserves the right to commence suspension or delisting procedures at any time following a filing delinquency. The Partnership intends to file its 2016 Form 10-K as soon as reasonably practicable, but there can be no assurance that the Partnership will be able to file the 2016 Form 10-K before the Exchange acts to suspend trading in or delist the Partnership’s common units. Under Exchange rules, until the Company files the Form 10-K, its common units will be subject to the “.LF” indicator to signify its late filing status.

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 100 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this release, including, but not limited to, information regarding the delay in filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the impact thereof, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, risks relating to the following: additional information arising from the Partnership’s continuing analysis and review of its historical recognition of revenue and its prior financial statements and the performance of additional work in this regard, as well as the review and audit by the Partnership’s registered independent public accounting firm of the Partnership’s prior financial statements, the Partnership’s likely inability to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 on or before March 16, 2017 and the consequences thereof, including that the Partnership would be in violation of its reporting requirements under the Exchange Act, the U.S. Securities and Exchange Commission could institute an administrative proceeding seeking the revocation of the registration of the Partnership’s common units under the Exchange Act, the Partnership is likely to receive a notification of delinquent status from the New York Stock Exchange and could ultimately face the possible delisting of its common units from the NYSE, the Partnership would lose its eligibility to use Form S-3 registration statements until the Partnership has timely filed its periodic reports with the U.S. Securities and Exchange Commission for a period of twelve months; the potential for defaults under the Partnership’s credit facility if the 2016 Form 10-K is not filed by July 15, 2017 or the indenture governing its senior notes if it is not filed by March 31, 2017 and the Partnership fails to cure such default within 120 days after notice from the trustee under the indenture; the Partnership’s ability to obtain relief from its creditors if it cannot file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 within the period prescribed by the Partnership’s amended credit facility or the indenture governing its senior notes, the terms on which such relief might be granted and any restrictions that might be imposed in connection with any relief that might be obtained; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters the Partnership’s ability to maintain an effective system of internal controls and disclosure controls, and other risks described in the Partnership’s filings with the U.S. Securities and Exchange Commission. Except as required under applicable law, the Partnership assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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